EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We have issued our report dated January 30, 2006 accompanying the financial statements of Galt Medical Corp. as of and for the year ended December 31, 2005 appearing in the Form 8-K/A of Theragenics Corporation dated October 13, 2006. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ HARTMAN, LEITO & BOLT, LLP

Fort Worth, Texas
June 18, 2007